JOINT FILING AGREEMENT

THIS JOINT FILING AGREEMENT is entered into as of June 30, 2015, by and among the parties signatories hereto.  The undersigned hereby agree that the Statement on Schedule 13D with respect to the beneficial interests in the American Depositary Shares represented by American Depositary Receipts (each representing two Ordinary Shares, par value $NIS 0.01 per share) of Mazor Robotics Ltd., an Israeli company, is, and any amendment thereafter signed by each of the undersigned shall be, filed on behalf of each undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: June 30, 2015	ORACLE PARTNERS, L.P. By: ORACLE ASSOCIATES, LLC, its general partner By: /s/ Larry N. Feinberg Name: Larry N. Feinberg Title: Managing Member
Dated: June 30, 2015	ORACLE INSTITUTIONAL PARTNERS, L.P. By: ORACLE ASSOCIATES, LLC, its general partner By: /s/ Larry N. Feinberg Name: Larry N. Feinberg Title: Managing Member
Dated: June 30, 2015	ORACLE TEN FUND MASTER, LP By: ORACLE ASSOCIATES, LLC, its general partner By: /s/ Larry N. Feinberg Name: Larry N. Feinberg Title: Managing Member
Dated: June 30, 2015	ORACLE ASSOCIATES, LLC By: /s/ Larry N. Feinberg Name: Larry N. Feinberg Title: Managing Member
Dated: June 30, 2015	LARRY N. FEINBERG By: /s/ Larry N. Feinberg